Exhibit 10.13

APPLIED MATERIALS, INC.

APPLIED INCENTIVE PLAN
(Amended and Restated Effective September 7, 2023)

APPLIED MATERIALS, INC.
APPLIED INCENTIVE PLAN

(Amended and Restated Effective September 7, 2023)

1.    ESTABLISHMENT AND PURPOSE
Applied Materials, Inc., having originally established the Applied Materials, Inc. Applied Incentive Plan (the “Plan”) effective as of December 8, 2008, and having amended and restated the Plan most recently effective as of October 31, 2022, except as otherwise indicated therein, hereby again amends and restates the Plan in its entirety effective as of September 7, 2023. The Plan is intended to increase shareholder value and the success of the Company and its affiliates by motivating Plan Participants to perform to the best of their abilities, and to achieve and even exceed the Company’s objectives. The Plan’s goals are to be achieved by providing Plan Participants with the potential to receive incentive awards based on their meeting or exceeding performance goals set for the Company, its business units, and/or the Plan Participants.
2.    DEFINITIONS
The following terms will have the following meanings unless a different meaning is plainly required by the context:
2.1    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, joint ventures and limited liability companies) that the Committee determines to be controlling, controlled by, or under common control with the Company.
2.2    “Award Period” means the fiscal year of the Company or such period longer or shorter than a fiscal year, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, may determine that with respect to any Participant, an Award Period will terminate on a date earlier than originally scheduled and may determine the Payable Awards, if any, for such shortened Award Period in accordance with the terms of the Plan.
2.3    “Board” means the Company’s Board of Directors or, if Applied Materials, Inc. is not the highest level (ultimate parent) entity among it and its Affiliates, the board of directors of the ultimate parent entity of the Company.
2.4    “Cause” means a Participant’s (a) failure to perform (other than due to mental or physical disability or death) the duties of the Participant’s position (as they may exist from time to time) to the reasonable satisfaction of the Company or an Affiliate after receipt of a written warning or performance improvement plan; (b) any act of dishonesty taken in connection with the Participant’s responsibilities as an employee that is intended to result in the Participant’s personal enrichment; (c) conviction or plea of no contest to a crime that negatively reflects on the Participant’s fitness to perform the Participant’s duties or harms the reputation or business of the

Company or of an Affiliate; (d) willful or reckless misconduct that is injurious to the reputation or business of the Company or of an Affiliate; or (e) violation of a material policy of the Company or of an Affiliate.
2.5    “CEO” means the Chief Executive Officer of the Company; provided, however, that if Applied Materials, Inc. is not the highest level (ultimate parent) entity among it and its Affiliates, the Chief Executive Officer of the Company may determine that the Chief Executive Officer of the ultimate parent entity of the Company may act as the “CEO” under the Plan.
2.6    “Committee” means the CEO or a committee of one or more employees or other individuals appointed by the CEO to administer the Plan. No member of the Committee may act or pass upon any matters pertaining specifically to the eligibility for, or participation in, the Plan of any Committee member or Section 16 Officer, and instead, the HRCC will act as the Committee with respect to such matters. Further, if a Participant becomes a Section 16 Officer following the end of an Award Period but before the Payable Award, if any, for such Participant is paid, the HRCC will act as the Committee with respect to such Participant.
2.7    “Company” means Applied Materials, Inc., a Delaware corporation, and any successor thereto.
2.8    “Disability” means a Participant’s disability for which the Participant actually receives benefits under an Employer-long-term disability plan or if none, (a) permanent disability as defined in U. S. Internal Revenue Code Section 22(e)(3); or (b) with respect to a Participant based outside of the United States, as otherwise determined in accordance with applicable law.
2.9    “Employer” means with respect to an individual Participant, the Company or Affiliate that both: (a) directly employs such Participant (as the case may be), and (b) the Committee has designated as eligible to cover its employees under the Plan.
2.10    “Entry Deadline” means, as to any Award Period, the first business day in the last Company fiscal quarter of such Award Period, or such other date as the Committee may determine for the applicable Award Period. For the avoidance of doubt, the Committee may modify an Entry Deadline for an Award Period at any time during or following such Award Period (but prior to payment of any Payable Awards for such Award Period).
2.11    “HRCC” means the Human Resources and Compensation Committee of the Board, or, if Applied Materials, Inc. is not the highest level (ultimate parent) entity among it and its Affiliates, the compensation committee of the board of directors of the ultimate parent entity of the Company.
2.12    “Participant” means, as to any Award Period, any employee of an Employer who is at a job level grade of B4, B5, B6, B7, E4, E5, E6, E7, E8, E9, M4, M5, M6, M7, V1 V2, V3, or V4, or other job grade level or other employee of an Employer selected by the Committee, subject in all cases to Section 3.1. However, except as provided in Section 3.1, a Participant for a given Award

Period does not include any employee who first commences employment at the Company or an Affiliate after the Entry Deadline for the applicable Award Period. Further, a Participant for a given Award Period does not include any officer selected by the HRCC to participate in the Applied Materials, Inc. Senior Executive Bonus Plan for any portion of such Award Period. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that an otherwise eligible employee or group of employees (including all or a portion of employees in an otherwise eligible job level grade) will not be a Participant in the Plan for a given Award Period. Notwithstanding any contrary Plan provision, if a Participant becomes a Section 16 Officer during an Award Period, such Section 16 Officer shall thereupon cease to meet the definition of “Participant” for purposes of Section 3.1 and/or Section 3.4.2. For purposes of clarity, a Participant who becomes a Section 16 Officer after the end of the Award Period shall remain eligible for consideration for a Payable Award for such completed Award Period unless otherwise determined by the HRCC acting as the Committee.
2.13    “Payable Award” means the award, if any, payable to a Participant under the Plan for an Award Period.
2.14    “Payment Date” means the date determined by the Company that the applicable Payable Awards will be paid to Participants, subject to the provisions of Section 4.3. Generally, the Payment Date will be as soon as administratively practicable after such Payable Award has been determined by the Committee (and is usually in the Company’s fiscal quarter following the end of the applicable Award Period) or, if later, after any applicable 90-Day Service Period under Section 3.5.2 is completed or waived.
2.15    “Payout Formula” or “Payout Formulae” means, as to any Award Period, the formula, or formulae or payout matrix established pursuant to Section 3.3 below to guide the determination of any Payable Awards to be paid to Participants for that Award Period. The formula or matrix may differ from Participant to Participant and may differ from Award Period to Award Period.
2.16    “Performance Goals” means the financial and/or operational goals applicable to a Participant for an Award Period. Performance Goals may differ from Participant to Participant and may differ from Award Period to Award Period and may be modified during an Award Period by the Committee in its sole discretion.
2.17    “Plan” means the Applied Materials, Inc. Applied Incentive Plan as set forth in this instrument and as hereafter amended from time to time.
2.18    “Retirement” means, with respect to any Participant, a termination of their employment with the Company and all of its Affiliates after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service is not less than seventy (70), or (b) obtaining at least sixty-five (65) years of age.

2.19    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.20    “Section 16 Officer” means an employee of the Company or its Affiliate who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
2.21    “Years of Service” means the number of months (or a fraction thereof) from a Participant’s latest hire date with the Company or its Affiliate to the date in question, divided by twelve (12). The Participant’s latest hire date will be determined after giving effect to the non-401(k) plan principles of U.S. Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such policy may be amended, revised or superseded from time to time.
3.    PARTICIPATION AND DETERMINATION OF PAYABLE AWARDS
3.1    Participation. All eligible Participants will be automatically enrolled in the Plan for each Award Period on the first day of such Award Period or, if later (or again), on the first full business day during such Award Period that the individual first meets the definition of “Participant” (as defined in Section 2.12) for such Award Period (e.g., the individual moves to an eligible job level grade as provided in Section 2.12 or to an Employer (and provided the individual has an eligible job level grade)). Unless otherwise determined by the Committee, a Participant enrolled in the Plan during an Award Period will cease to be enrolled for the portion of such Award Period in which such individual no longer meets the definition of “Participant”; provided, however, that they may remain eligible to receive a Payable Award for the portion of such Award Period in which they met the definition of “Participant” in accordance with and subject to Sections  Section 2.12, 3.4 and 3.5, and provided the Participant meets the other terms and conditions for eligibility to receive a Payable Award unless determined otherwise by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Award Period (or a portion thereof). Accordingly, a Participant who participates in the Plan in a given Award Period is not in any way guaranteed or assured of participation in the Plan in any subsequent Award Period. Unless otherwise determined by the Committee, a Participant in this Plan is not eligible to participate concurrently in any other incentive plan of the Company or its Affiliates, including, but not limited to, milestone plans, profit sharing plans, the Discretionary Bonus Incentive Plan, sales incentive plans, other incentive plans, etc. Notwithstanding the foregoing, in determining whether an otherwise eligible employee shall become a Participant with respect to an Award Period (or portion thereof), the Committee, in its sole discretion, may provide that an individual will be deemed to have become a Participant on the first day of the Award Period, if, as of the Entry Deadline for such Award Period, (a) such individual was an employee of an entity or its predecessor that, by virtue of an acquisition or similar transaction by the Company, first became an Affiliate after the Entry

Deadline for the Award Period, and (b) such employee otherwise meets the definition of a “Participant” in Section 2.12 of the Plan.
3.2    Determination of Performance Goals. The Committee, in its sole discretion, will establish written Performance Goals applicable to Participants for the Award Period. The Committee, in its sole discretion, may modify the Performance Goals for any Award Period, including determining that, if an Award Period will end earlier than originally scheduled, the Performance Goals applicable to such Award Period will be adjusted.
3.3    Determination of Payout Formula or Formulae. The Committee, in its sole discretion, may establish a Payout Formula or Payout Formulae for purposes of serving as a guide for determining any Payable Awards. Each Payout Formula will (a) be in writing, (b) be based on a comparison of actual performance against the Performance Goals, (c) suggest a target Payable Award based on the assumption that the Performance Goals are met (“Target Payable Award”), and (d) set a maximum Payable Award. The Committee, in its sole discretion, may modify the Payout Formula serving as a guide for determining Payable Awards for one or more Participants for any Award Period, including determining that if an Award Period will end earlier than originally scheduled, the Payout Formula guiding the determination of Payable Awards for such Award Period will be adjusted.
3.4    Determination of Payable Awards.
3.4.1    In General. In connection with each Award Period, the Committee will determine the extent to which a Participant exceeded, achieved, or missed the applicable Performance Goal(s) for the Award Period. The Payable Award for a Participant, if any, will be determined by the Committee, in its sole discretion, with reference to the applicable Payout Formula and provided that the Participant meets the other terms and conditions for eligibility to receive a Payable Award, including in accordance with Section 3.5, unless determined otherwise by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may increase, reduce, pro-rate or eliminate a Participant’s Payable Award (including any Payable Award subject to proration) at any time before the Payment Date based on any factors it deems relevant, including but not limited to in connection with the early termination of an Award Period, the Participant’s termination of employment as described in Section 3.5, the Participant’s eligibility as such for only a portion of the Award Period, as described in Section 3.1 and/or Section 3.4.2, or the Participant’s being subject to any form of disciplinary action, including, but not limited to, receipt of a written or final warning or placement on a Performance Improvement Plan or similar program, prior to the Payment Date. The fact that Performance Goals applicable to a Participant were achieved or exceeded will not, in any respect, guarantee that the Participant will receive any Payable Award or any specific amount of Payable Award. As a result, a Participant has no right or entitlement to any Payable Award unless and until the Committee, in its sole discretion, has determined the Payable Award with respect to the Participant and the Participant meets the other terms and conditions for eligibility to receive any such Payable Award, including in accordance with Section 3.5, unless determined otherwise by the Committee.

3.4.2    Pro-Ration of Target Payable Award; Pro-Rata Payable Awards. Target Payable Awards or Payable Awards may be prorated by the Committee in its sole discretion, including in connection with the early termination of an Award Period. At the sole discretion of the Committee, a pro-rated Payable Award for the portion of the Award Period in which a Participant met the definition of “Participant” in accordance with, and subject to Sections 2.12, 3.4 and 3.5, may be made to such Participant, provided they meet the other terms and conditions for eligibility to receive such Payable Award, including in accordance with Section 3.5, unless determined otherwise by the Committee.
3.5    Eligibility for Receipt of Payable Awards.
3.5.1    Generally. A Participant who is enrolled in the Plan for a given Award Period or portion thereof will be eligible to receive a Payable Award, if any, with respect to such Award Period or portion thereof only if the Participant remains an employee of the Company or an Affiliate through the Payment Date. Notwithstanding the foregoing, unless otherwise determined by the Committee in its sole discretion, a Participant will be eligible to receive a Payable Award if, prior to the Payment Date, the Participant’s employment with the Company and all of its Affiliates is terminated as a result of Retirement, Disability, or death. Unless otherwise determined by the Committee, any such Payable Award will generally be calculated as if the Performance Goals had been achieved at target levels, pro-rated to reflect the number of days during the Award Period in which the employee met the definition of “Participant.” Additionally, the Committee, in its sole discretion, may determine that a Participant will be eligible to receive a Payable Award if, prior to the Payment Date, the Participant’s employment with the Company or an Affiliate is terminated as a result of involuntary termination by the Company or an Affiliate for a reason other than Cause or under other circumstances determined by the Committee to warrant continued eligibility to receive such Payable Award. Unless otherwise determined by the Committee in its sole discretion, Participants who leave employment with the Company or an Affiliate before the Payment Date will not be considered eligible for a Payable Award.
3.5.2    Personal Leave of Absence. In addition to any other applicable requirements of this Plan, except as provided in this Section 3.5.2, in the case of any Participant who is on an Employer-approved personal leave of absence on the last day of the Award Period, the Participant will not be eligible to receive a Payable Award, if any, until and unless the Participant has returned to work for at least 90 consecutive days following the Participant’s return from the leave of absence (the “90-Day Service Period”). Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that the 90-Day Service Period will be waived for any reason, including but not limited to, with respect to a Participant who, while on such Employer-approved personal leave of absence, terminates employment with the Company or an Affiliate on account of Retirement, Disability, death, or involuntary termination by the Company or an Affiliate for a reason other than Cause or under other circumstances determined by the Committee to warrant continued eligibility to receive a Payable Award. Further, for purposes of clarity, a Participant who both is on an Employer-approved non-personal leave of absence and whose employment status is protected by applicable law as a result of such leave of absence will not be subject to any 90-Day Service Period requirement.

4.    PAYMENT OF AWARDS
4.1    Unsecured Right to Receive Payment. Any Payable Award will be paid solely from the Company’s general assets. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which the Participant may be entitled.
4.2    Form of Payment. Any Payable Award under the Plan will be paid in cash, or its equivalent, in a single lump sum.
4.3    Timing of Payment. Any Payable Award under the Plan will be paid on the Payment Date of such Payable Award. Notwithstanding any contrary Plan provision, in no event will payment of any Payable Award be made later than the later of (a) the fifteenth (15th) day of the third (3rd) month immediately following the end of the fiscal year of the Company in which the Payable Award first becomes no longer subject to a substantial risk of forfeiture within the meaning of Section 409A, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the Participant’s taxable year in which the Payable Award first becomes no longer subject to a substantial risk of forfeiture within the meaning of Section 409A (the “Section 409A Deadline Date”).
4.4    Taxes. Each Payable Award will be paid net of all applicable tax withholding and deductions.
4.5    Payment in Event of Participant’s Death. Any Payable Award to a deceased Participant will be paid to (a) the Participant’s estate or (b) the beneficiary or beneficiaries entitled thereto under the intestacy laws governing the disposition of the Participant’s estate.
4.6    Payment Through Affiliate. Payable Awards may be paid, in the Committee’s sole discretion, through the Company or any of its Affiliates.
4.7    Application of Clawback Policies. In the event that (a) the Company is required to prepare an accounting restatement and is required under any applicable clawback policies (any, a “Clawback Policy”) to recover erroneously awarded incentive-based compensation received by a Participant or former Participant and (b) the Board or HRCC, using its discretion under the Clawback Policy to determine the method used to enable the Participant or former Participant to comply with his or her mandatory obligations under a Clawback Policy (such obligations, “Clawback Obligations”), determines such action is appropriate as a method to ensure the enforcement of the Clawback Policy, the Company may recover or require the Participant or former Participant to forfeit, return or reimburse the Company for all or a portion of the Payable Award paid to such Participant or former Participant. Clawback Obligations are not limited to obligations with respect to amounts originally paid under the Plan but extend to all of the Participant’s obligations under a Clawback Policy.

5.    ADMINISTRATION
5.1    Committee is the Administrator. The Plan will be administered by the Committee.
5.2    Committee Authority. The Committee has all powers and discretion to administer the Plan and to control its operation, including, but not limited to, the power and discretion to (a) select Participants and make other determinations under the Plan, including, but not limited to Section 3; (b) make Plan rules and regulations to address any situation or condition not specifically provided for by the Plan; and (c) interpret the provisions of the Plan and any Payable Awards. Any determination, decision or action of the Committee (or its authorized delegate(s)) in connection with the construction, interpretation, administration or application of the Plan will be final, conclusive, and binding upon all persons, and will be given the maximum possible deference permitted by law. For purposes of clarity, all determinations and actions taken by the Committee under this Plan may differ on a Participant-by-Participant and/or Payable Award-by-Payable Award basis.
5.3    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and/or powers under the Plan to one or more officers or other employees of the Company or its Affiliates and any references to “Committee” under the Plan shall refer to such delegate(s) to the extent of such delegation; provided, however, that any decision, action or determination under the Plan by any such delegate of the Committee will be subject to review and change by the Committee, in its sole discretion. Notwithstanding the foregoing, the HRCC acting as the Committee may not delegate its authority and/or powers under the Plan with respect to any Section 16 Officers.
6.    GENERAL PROVISIONS
6.1    Non-assignability. A Participant will have no right to assign or transfer any interest under this Plan.
6.2    Section 409A. It is intended that any Payable Awards under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company, in good faith and without the consent of any Participant, may make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.
6.3     No Effect on Employment. The Plan, participation in the Plan, and administration of the Plan do not confer any right upon any Participant for the continuation of their employment with the Company or its Affiliates for any Award Period or any other period. A Participant’s employment with the Company or its Affiliates is fully terminable at will. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during or after an Award Period such exercise occurs, to terminate any Participant’s employment with or without cause, and to treat any Participant without regard to the effect that such treatment might have upon them as a Participant.
6.4    No Individual Liability. Neither the Committee, nor any member of the Committee, nor any delegate of the Committee, nor any member of the HRCC, nor any member of the Board will be liable for any determination, decision or action made or taken in good faith with respect to the Plan or any Payable Award under the Plan.
6.5    Integration. The Plan as stated in this document is the complete embodiment of the terms and conditions of the Plan and supersedes any prior versions of the Plan and any prior or contemporaneous agreements, promises, or representations concerning the subject matter of the Plan.
6.6    Amendment or Termination. The Committee or the HRCC may amend or terminate the Plan at any time and for any reason by a written amendment. No other individual director, officer, or employee, regardless of their position at the Company or its Affiliates, otherwise has the power to amend or alter the terms and conditions of the Plan, whether they purport to do so verbally or in writing.
6.7    Arbitration. Any dispute arising from, or related to, this Plan will be settled pursuant to the Applied Materials, Inc. Arbitration Policy, where such an arbitration policy is in effect.
6.8    Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the Plan, and the Plan will be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan will be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws’ provisions.
6.9    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (or, in the case of the sale, spin-off or other disposition to third parties by the Company or its Parent of all or substantially all of the business or division of the Company that employs the employee) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For purposes of clarity, if the Company is a surviving corporation in a transaction (including as an indirect subsidiary of an entity), the Company or its direct or indirect Parent may continue or assume the obligations under this Plan. “Parent” for purposes of this Section means a “parent corporation,” whether not or hereafter existing, as defined in Section 424(e) of the Code.